Exhibit 5.18

November 22, 2011

Burlington Coat Factory Warehouse Corporation

1830 Route 130 North

Burlington, NJ 08016

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special Massachusetts counsel to each of the Massachusetts entities listed on Schedule I attached hereto (each, a “Subsidiary Guarantor” and collectively, the “Subsidiary Guarantors”) in connection with that certain Form S-4 Registration Statement (Registration Number 333-175594) (as amended, including that certain Post-Effective Amendment No. 1 to Form S-4 Registration Statement dated as of the date hereof, the “Registration Statement”) filed with the Securities and Exchange Commission on July 15, 2011 under the Securities Act of 1933, as amended (the “1933 Act”), related to the proposed registration by the Issuer of $450,000,000 in aggregate principal amount of the Issuer’s 10% Senior Notes due 2019 (the “Exchange Notes”), to be guaranteed (the “Guarantees”) by the Subsidiary Guarantors. The Exchange Notes are to be issued pursuant to that certain Indenture dated as of February 24, 2011 (the “Indenture”) by and among the Issuer, the Subsidiary Guarantors and Wilmington Trust FSB, as trustee (the “Trustee”). The Exchange Notes are to be issued in exchange for and in replacement of the Issuer’s 10% Senior Notes due 2019 issued on February 24, 2011 (the “Old Notes”), of which $450,000,000 in aggregate principal amount is outstanding and is subject to the exchange offer pursuant to the Registration Statement. Capitalized terms used but not defined herein shall have the meanings assigned thereto in the Indenture. This opinion letter has been prepared and should be understood in accordance with the Legal Opinion Principles, 53 Bus. Law. 831 (1998) (the “ABA Report”), and Third Party “Closing” Opinions: A Report of the TriBar Opinion Committee, 53 Bus. Law. 592 (1998). This opinion letter is being delivered with the consent of the Subsidiary Guarantors.

In connection with rendering the opinions referred to below, we have examined the following documents:

1.	executed copy of the Indenture;

2.	Registration Rights Agreement dated as of February 24, 2011 by and among the Issuer, the Subsidiary Guarantors, the other guarantors party thereto, Goldman, Sachs & Co., J.P. Morgan Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporation and Wells Fargo Securities, LLC; and

Burlington Coat Factory Warehouse Corporation

November 22, 2011

3.	the form of Notational Guaranty with respect to the Exchange Notes.

The documents described above in numbered paragraphs 1 through 3 inclusive above are referred to herein collectively as the “Transaction Documents.”

We have also examined the Articles of Organization or the Certificate of Organization and related Articles of Merger and Certificates of Amendment, as applicable, of each of the Subsidiary Guarantors, the Bylaws or the Limited Liability Company Agreements, as applicable, of each of the Subsidiary Guarantors, and the corporate or limited liability company resolutions, as applicable, adopted by consent by all of the directors or the sole member, as the case may be, of each of the Subsidiary Guarantors as of November 2, 2010. We have also relied on the representations and warranties of the Subsidiary Guarantors in the Transaction Documents, in a Secretary’s Certificate dated as of November 22, 2011 and in a Fact Certificate delivered to us as to certain matters of fact material to our opinion. For purposes of rendering the opinions contained in this opinion letter, we have not reviewed any documents other than the documents listed above.

We did not participate in the negotiation or preparation of any of the Transaction Documents. We have made no factual investigation in connection with this opinion letter other than our review of the Transaction Documents and the other documents specifically described herein for the sole purpose of providing the opinions set forth herein.

For the purposes of this opinion letter we have assumed that:

(a)	each document submitted to us is accurate and complete, each such document that is an original is authentic, all signatures on each such document are genuine, each individual executing any such document has the legal competence to do so, and each such document that is a copy or facsimile or in electronic form conforms to an authentic original; and

(b)	each certificate or other document issued by a public authority is accurate, complete and authentic as of the date of this opinion letter, and all official public records (including their proper indexing and filing) are accurate and complete.

We have also made the assumptions that are customary in opinion letters of this kind. We have not verified any of the foregoing assumptions.

The opinions expressed in this opinion letter are limited to the law of the Commonwealth of Massachusetts. We are not opining on federal law or the law of any county, municipality or other political subdivision or local governmental agency or authority. Except as expressly set forth in this opinion letter, we are not opining on specialized laws that are not customarily covered in opinion letters of this kind, such as tax, antitrust, pension, employee benefit, environmental, insurance, labor, health and safety, commodities and securities laws.

Burlington Coat Factory Warehouse Corporation

November 22, 2011

Based on the foregoing, and subject to the foregoing and the additional qualifications and other matters set forth below, it is our opinion that:

1. Each of the LLC Guarantors named in Schedule I hereto is a limited liability company existing and in good standing under the laws of the Commonwealth of Massachusetts.

2. The Corporate Guarantor named in Schedule I hereto is a corporation existing and in good standing under the laws of the Commonwealth of Massachusetts.

3. Each of the Subsidiary Guarantors has the corporate or limited liability company power, as applicable, to guarantee the Exchange Notes pursuant to the terms of the Indenture and the Notational Guaranty, to execute and deliver the Transaction Documents to which it is a party and to perform its obligations thereunder.

4. Each of the Subsidiary Guarantors has, by all necessary corporate or limited liability company action, as applicable, duly authorized its guarantee of the Exchange Notes pursuant to the terms of the Indenture and the execution, delivery and performance of the Transaction Documents to which it is a party.

We are furnishing this opinion letter solely in connection with the Registration Statement. The foregoing opinions are rendered as of the date of this opinion letter, except as otherwise indicated. We assume no obligation to update or supplement any of our opinions to reflect any changes of law or fact that may occur after the date hereof.

We hereby consent to the reliance by Kirkland & Ellis LLP on the opinions expressed herein. Additionally, we hereby consent to the filing of copies of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the use of our name in the prospectus forming a part of the Registration Statement under the caption “Legal Matters,” but in giving this consent we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Yours truly,

/s/ K&L Gates LLP

SCHEDULE I

SUBSIDIARY GUARANTORS

Corporate Guarantor

1.	Burlington Coat Factory Realty of North Attleboro, Inc.

LLC Guarantors

2.	Burlington Coat Factory of Massachusetts, LLC

3.	Cohoes Fashions of Massachusetts, LLC